Exhibit 5.1

[Letterhead of Hallett & Perrin]

July 26, 2006

Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas 75220

  Re: Registration Statement on Form S-4 Filed by Dave & Buster's, Inc. and the Guarantors (defined below) relating to the Exchange Offer (defined below)

Ladies and Gentlemen:

        We have acted as counsel to Dave & Buster's, Inc., a Missouri corporation (the "Company"), in connection with the issuance and exchange (the "Exchange Offer") of up to $175,000,000 aggregate principal amount of the Company's 11 1/4% Senior Notes due 2014 (the "Exchange Notes") for an equal principal amount of the Company's 11 1/4% Senior Notes due 2014 outstanding on the date hereof (the "Restricted Notes") and the guarantee of the Exchange Notes by the companies listed on Schedule I hereto (collectively the "Guarantors"). The Exchange Notes will be issued pursuant to the Indenture, dated as of March 8, 2006 (the "Indenture"), among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as Trustee, (the "Trustee"). The Restricted Notes are, and the Exchange Notes will be, guaranteed (each, a "Guarantee") on a joint and several basis by the Guarantors.

        In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

        1.     The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Restricted Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.

        2.     The Guarantees of the Exchange Notes (the "Exchange Guarantees") of the Guarantors, when they are executed and delivered in accordance with the terms of the Exchange Offer in exchange for the Guarantees of the Restricted Notes (the "Outstanding Guarantees") of the Guarantors, will be validly issued by the respective Guarantor and will constitute a valid and binding obligation of the respective Guarantor.

        Our opinions with respect to the Exchange Notes and Exchange Guarantees are subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights and remedies generally, and (ii) general equitable principles, whether such principles are considered in a proceeding at law or in equity.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
/s/ HALLETT & PERRIN

Schedule I

D&B Leasing, Inc.
D&B Realty Holding, Inc.
DANB Texas, Inc.
Dave & Buster's I, L.P.
Dave & Buster's Management Corporation, Inc.
Dave & Buster's of California, Inc.
Dave & Buster's of Colorado, Inc.
Dave & Buster's of Florida, Inc.
Dave & Buster's of Georgia, Inc.
Dave & Buster's of Hawaii, Inc.
Dave & Buster's of Illinois, Inc.
Dave & Buster's of Kansas, Inc.
Dave & Buster's of Maryland, Inc.
Dave & Buster's of Nebraska, Inc.
Dave & Buster's of New York, Inc.
Dave & Buster's of Pennsylvania, Inc.
Dave & Buster's of Pittsburgh, Inc.
Tango Acquisition, Inc.
Tango License Corporation
Tango of Arizona, Inc.
Tango of Arundel, Inc.
Tango of Farmingdale, Inc.
Tango of Franklin, Inc.
Tango of Houston, Inc.
Tango of Minnesota, Inc.
Tango of North Carolina, Inc.
Tango of Sugarloaf, Inc.
Tango of Tennessee, Inc.
Tango of Westbury, Inc.